Exhibit 10.2

December 26, 2019

Bob Abendschein

Dear Bob:

On behalf of Talos Energy Inc. (the “Company’’), I am pleased to present this letter confirming our offer of employment, subject to the approval of the board of directors (the “Board”) of the Company, as Executive Vice President and Head of Operations of the Company reporting directly to me. We are confident that you will make a strong addition to the Talos Energy team and look forward to having you on board.

The key terms of your employment with Talos Energy Operating Company LLC are as follows:

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Your starting annualized base salary will be $475,000, less applicable taxes and other withholdings. You will be classified as an exempt employee, ineligible for overtime, and be paid bi-weekly as earned.

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Beginning with the 2020 calendar year, you will be eligible to participate in our annual bonus program with a target award equal to 80% of your annualized base salary. Your participation in the program will be effective for the full year in 2020, and all achievements will be assessed and paid in the full the discretion of the Board or the compensation committee of the Board (the “Committee”). Your participation in the annual bonus program will be subject to all of the terms and conditions of the program, including the requirement that you continue to be employed through the bonus payment date.

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You will be eligible to receive awards under the Talos Energy Inc. Long Term Incentive Plan (the “LTIP”), subject to approval by the Board, the terms and conditions of the LTIP, and the applicable grant notice and award agreement. The target value of your 2020 LTIP award will be determined by the Board but is expected to be approximately $1,200,000. The awards granted to you by the Board under the TIP for 2020 are expected to be comprised of 50% time-based restricted stock units and 50% performance share units. The restricted stock units granted in 2020 will vest on each of the first, second and third anniversary dates of the Vesting Commencement Date so long as you remain continuously employed. The performance share units granted in 2020 will vest based on the Company’s relative total shareholder return over the period from January 1,2020 through December 31,2022.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, Texas 77002

Bob Abendschein	Page 2

Awards granted to you under the LTIP in future years will be consistent with the type and value of awards granted to similarly situated executives of the Company and the vesting provisions applicable thereto, determined in all respects in the full and absolute discretion of the Board or the Committee, as applicable. Except as otherwise expressly provided in the applicable grant notice or award agreement, you must remain employed with the Company through the relevant vesting dates for each of the restricted stock units and performance share units in order to be eligible for settlement of the LTIP awards.

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You will be eligible to participate in the Tales Energy Operating Company LLC Executive Severance Plan (the “Severance Plan”) as a Tier 2 Executive following your execution of a participation agreement, subject to the terms and conditions of the Severance Plan and the participation agreement.

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You will be eligible for coverage/participation in Talos Energy’s benefit programs on the first day of the month following your effective date of hire, including our 401(k) plan, comprehensive medical, dental and vision programs, Company-paid life insurance and accidental death and dismemberment (AD&D) insurance, supplemental life and AD&D coverage, as well as short and long term disability, subject to the terms and conditions of the applicable plans and programs as in effect from time to time.

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Subject to applicable paid time off policies as in effect from time to time, you will be granted 25 days of paid time off per calendar year,pro-rated for the 2020 calendar year based on your effective date of hire.

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You will be eligible for Company-paid parking or a Metro bus pass, a health club membership subsidy, and 10 paid holidays, subject to the terms and conditions of these programs in effect from time to time.

Nothing contained in this letter or conveyed during the interview process is intended to create an employment contract between you and the Company or any of its subsidiaries. If you accept this offer and become employed by the Company or any of its subsidiaries, our employment relationship will be at-will, which means that your employment will not be for any specific time period and may be terminated with or without notice and with or without cause at the discretion of either you or the Company. The Company may amend, delete or add to its benefit plans or policies & procedures at any time.

Your employment is contingent upon successfully passing a pre-employment drug screen and background check as well as ability to demonstrate legal authorization to work in the United States. Please also confirm to us that you are not subject to any non-compete or non-solicitation agreements.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, Texas 77002

Bob Abendschein	Page 3

Please indicate your acceptance of this offer by signing below and returning a copy to my attention. I am very pleased to welcome you to our team.

Sincerely,

/s/ Timothy S. Duncan
Timothy S. Duncan
President and Chief Executive Officer

I accept this offer of employment and the conditions outlined above.

/s/ Bob Abendschein	12/30/19
Bob Abendschein	Date

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, Texas 77002